Exhibit (a)(5)

                                                     PRESS RELEASE
                                                     FOR IMMEDIATE RELEASE



MacKenzie Patterson, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 510-631-9100

April 9, 1999

             Offer  for  Units  of  Limited   Partnership   Interest  of  Oxford
Residential  Properties I Limited  Partnership  extended  through  May 7, 1999.

             MacKenzie Patterson Special Fund, L.P.; MacKenzie Specified Income Fund, L.P.; MacKenzie Fund VI, L.P.; Accelerated High Yield Institutional Investors, L.P.; Previously Owned Partnerships Income Fund II, L.P.; MP Income Fund 12, LLC; MP Income Fund 14, LLC ; and Cal-Kan, Inc. (the "Bidders") have extended the expiration date for their tender offer to purchase up to 2,425 Assignee Units of limited partnership interest of Oxford Residential Properties I Limited Partnership through May 7, 1999

             As of April 9, 1999 a total of 65 Units had been tendered to the bidders by security holders and not withdrawn.

             For further information, contact Christine Simpson at the above telephone number.


                                       1